UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2009

COMMSCOPE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-12929 (Commission File Number)	36-4135495 (I.R.S. Employer Identification No.)

1110 CommScope Place, SE Hickory, North Carolina 28602 (Address of principal executive offices)

Registrant’s telephone number, including area code:  (828) 324-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

As previously disclosed on a Current Report on Form 8-K filed on February 13, 2009, CommScope, Inc. (“CommScope”) has called for redemption on March 20, 2009 any and all of its 1.00% Convertible Senior Subordinated Debentures due 2024 (the “Existing Debentures”) outstanding on that date. As of March 13, 2009, CommScope had approximately $175.5 million aggregate principal amount of Existing Debentures outstanding.

On March 13, 2009, CommScope entered into separate purchase agreements to issue and sell, in a private placement, $83.25 million aggregate principal amount of a new series of 3.50% Convertible Senior Subordinated Debentures due 2024 (the “New Debentures”) at par. The transactions are expected to close, subject to customary closing conditions, on March 19, 2009 (the “Closing Date”).  CommScope will use the proceeds from the sale of the New Debentures to pay a portion of the redemption price for Existing Debentures that remain outstanding on March 20, 2009.   The Company believes that its prior exchanges of shares of its common stock, par value $0.01 per share (“Common Stock”), for Existing Debentures, in conjunction with this private placement refinancing, has enhanced its liquidity while preserving flexibility under its existing senior secured revolving credit facility.  The Company also made an excess cash flow payment of $171.6 million to the lenders under its existing senior secured credit facility on March 12, 2009 for the period ended December 31, 2008.  The Company may issue additional New Debentures during the 30 days following the Closing Date to the extent that the aggregate amount of New Debentures does not exceed $125.0 million principal amount.

The New Debentures, which were priced after the close of business on March 12, 2009, will bear interest at the rate of 3.50% per year and will mature on March 15, 2024.  The Company will be entitled to redeem the New Debentures on or after March 20, 2012 and holders may require the Company to repurchase all or a portion of their Debentures on March 20, 2012, March 15, 2014 and March 15, 2019 and in the event of certain fundamental corporate changes. The Company’s existing senior secured credit facility restricts the Company’s ability to repurchase the New Debentures for cash on March 20, 2012 and March 15, 2014 and in the event of certain fundamental corporate changes, unless the Company enters into an amendment to the existing senior secured credit facility or obtains a waiver of such restriction.

The New Debentures are immediately convertible by holders into shares of the Company’s Common Stock at a rate of 99.354 shares per $1,000 principal amount of New Debentures, or an initial conversion price of $10.065 per share. The Company may terminate the holders’ right to convert in certain circumstances if the closing price of a share of Common Stock exceeds 150% of the conversion price then in effect for a minimum period. Holders who convert before March 20, 2012 following the issuance of a notice of termination of conversion rights will receive, in addition to the conversion price, an interest make-whole payment, in cash or shares of Common Stock at the Company’s option, equal to the present value of the unpaid interest through March 20, 2012.  If a holder elects to convert its New Debentures in connection with certain fundamental corporate changes before March 20, 2012, the conversion rate for such New Debentures may be increased.

The Company’s press release regarding the transactions is attached hereto as Exhibit 99.1.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

See Item 1.01 above, which is incorporated by reference herein.

Item 3.02    Unregistered Sales of Equity Securities

See Item 1.01 above, which is incorporated by reference herein. The New Debentures and the underlying shares of Common Stock issuable upon conversion of the New Debentures will not be registered under the Securities Act of 1933, as amended, (the “Securities Act”) in reliance on an exemption from registration pursuant to Rule 506 of Regulation D under the Securities Act.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibit	Description
	99.1	CommScope, Inc. Press Release dated March 13, 2009.

SIGNATURES
    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf of the undersigned hereunto duly authorized.

Date:  March 13, 2009

COMMSCOPE, INC.

By:	/s/ Jearld L. Leonardt
Name: Jearld L. Leonardt
Title: Executive Vice President and Chief Financial Officer

INDEX OF EXHIBITS

Exhibit	Description
99.1	CommScope, Inc. Press Release dated March 13, 2009.